Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600 * Tampa, FL 33607 * (813) 283-7000 * (813) 283-7001

NEWS RELEASE

FOR IMMEDIATE RELEASE

CHECKERS DRIVE-IN RESTAURANTS, INC.

REPORTS FOURTH QUARTER & FISCAL YEAR 2003 RESULTS

Company Same Store Sales Grew 9.0% in the Fourth Quarter

TAMPA, FL., March 11, 2004 — Checkers Drive-In Restaurants, Inc. (NASDAQ: CHKR) today announced its financial results for the fiscal fourth quarter and fiscal year 2003 ended December 29, 2003.

Highlights for the fourth quarter 2003 compared to the year ago quarter are as follows:

* Total revenue increased 8.8% to $58.2 million

* Company-owned same store sales increased 9.0%

* Diluted earnings per share increased to $0.47

Highlights for fiscal 2003 compared to fiscal 2002 are as follows:

* Total revenue increased 6.3% to $190.3 million

* Company-owned same store sales increased 7.6%

* Diluted earnings per share increased to $1.23

Fiscal fourth quarter 2003 results

Net income for the fourth quarter of 2003 was $5.9 million, or $0.47 per diluted share, compared to a net loss of $9.7 million, or $0.79 per diluted share in the same quarter last year. The fourth quarter of 2003 included the following benefits: $0.17 per diluted share stemming from the sale of 24 restaurants, which includes $0.15 per diluted share relating to the previously announced sale of 22 restaurants to a new franchisee, and $0.02 relating to income taxes. Included in the loss for the same quarter last year were charges of $0.35 and $0.53 per diluted share, respectively, attributable to restaurant retirement and restaurant impairment costs.

Total revenue including franchise royalty and fee income increased 8.8% to $58.2 million for the quarter ended December 29, 2003 as compared to $53.5 million for the quarter ended December 30, 2002. Company-owned restaurant revenue increased 7.8% to $52.9 million, compared to $49.1 million in the fourth quarter of 2002. The increase in revenue was primarily due to improved company-owned same store sales of 9.0%. Franchise royalty revenue increased 5.4% to $4.5 million. The growth in royalties was driven primarily by a 6.2% increase in franchise-owned same store sales. Franchise fees increased to $774,000, including $660,000 related to the sale of company-owned stores to a franchisee, compared to franchise fees of $122,000 in the same-quarter last year.

At the conclusion of 2003, Checkers had a system-wide total of 784 stores, of which 222 were Company operated and 562 were franchised.

Keith Sirois, Checkers Drive-In Restaurants, Inc.’s Chief Executive Officer and President, stated, “We are very pleased with our fourth quarter performance. We have proven our brand equity with positive company-owned same-store sales in eleven of the last twelve quarters. With the hard work and dedicated efforts of our team, we expect this encouraging trend to continue.”

2003 Fiscal Year results

Net income for 2003 was $15.8 million, or $1.23 per diluted share, compared to a net loss of $1.7 million, or $0.14 per diluted share in 2002. Fiscal 2003 earnings included the following benefits: $0.20 per diluted share resulting from the sale of restaurants and property and $0.01 per diluted share relating to income taxes. Included in the loss for last year were charges of $0.44 and $0.62 per diluted share, respectively, attributable to restaurant retirement and restaurant impairment costs.

Total revenue, including franchise royalty and fee income, increased 6.3% to $190.3 million for the year ended December 29, 2003 as compared to $179.0 million for the year ended December 30, 2002. Company-owned stores generated revenue of $174.2 million in 2003 versus $164.1 million in 2002, a 6.2% increase. Full year company-owned same store sales grew 7.6%.

Franchise royalty revenue increased 3.8% to $15.1 million from $14.6 million a year ago. The growth in royalties was driven mostly by a 2.9% gain in franchise-owned same store sales. Franchise fees increased to $952,000 compared to $400,000 in the prior year.

Mr. Sirois continued, “We benefited from our restaurant-level technological and labor initiatives implemented this past year. In addition we’ve also invested in management infrastructure to ensure operational excellence for new and existing stores. These initiatives are aimed at improving sales performance and financial results in all locations while simultaneously raising the standard for new restaurant development. We will also encourage our franchisees to continue adopting best practices so that operational efficiencies and the highest service standards permeate the entire Checkers/Rally’s system.”

Mr. Sirois concluded, “In 2004, we intend to continue our same-store sales gains through effective marketing, improved execution at the store level and of course, offering enticing and high quality food. Finally, we will use our enhanced balance sheet to achieve a realistic unit development plan as we build long term shareholder value.”

About Checkers Drive-In Restaurants, Inc.

Checkers Drive-In Restaurants, Inc.’s is headquartered in Tampa, Florida. For more information about the Company, please visit www.checkers.com.

Checkers will host its quarterly call to discuss the Company’s financial results for the fiscal fourth quarter ended December 29, 2003 on March 11, 2004 at 5:00 p.m. Eastern time. Individual investors can listen to the call at www.companyboardroom.com and institutional investors can access the call via CCBN’s password-protected event management site www.streetevents.com or www.checkers.com. The discussion can also be listened to live, by calling 1-800-915-4836 or 973-317-5319 for international participants. A conference call replay will be available from 7:00 p.m. Eastern time on March 11, 2004 until 11:59 p.m. Eastern time on March 25, 2004 by dialing 1-800-428-6051 or 973-709-2089 for international participants. The replay passcode is 337550.

Contacts:
Investor Relations	Media Relations:
Brad Cohen	Kim Francis
Integrated Corporate Relations, Inc.	MARC Public Relations
(203) 222-9013 ext. 238	(412) 562-1186

Except for historical information, this announcement contains “forward- looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. These forward-looking and Safe Harbor statements reflect management’s expectations based upon currently

2

available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include, but are not limited to: the uncertainties associated with litigation; increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the Company and its franchisees to open new restaurants and operate new and existing restaurants profitability; increases in food, labor, utilities, employee benefits and similar costs; economic and political conditions where the Company or its franchisees operate; and new product and concept developments by food industry competitors. Further information regarding factors that could affect the Company’s financial and other results is included in the Company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

CHECKERS DRIVE-IN RESTAURANTS, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

(Dollars in thousands except per share amounts)

(UNAUDITED)

	Quarter Ended		Year Ended
	Dec. 29, 2003	Dec. 30, 2002	Dec. 29, 2003	Dec. 30, 2002
REVENUES:
Restaurant sales	$52,947	$49,099	$174,231	$164,063
Franchise royalty revenue	4,529	4,296	15,136	14,583
Franchise fees and other income	774	122	952	400

Total revenues	$58,250	$53,517	$190,319	$179,046

COSTS AND EXPENSES:
Restaurant food and paper costs	16,920	15,169	55,029	50,380
Restaurant labor costs	16,082	16,348	52,985	52,132
Restaurant occupancy expenses	3,671	4,359	12,313	12,468
Restaurant depreciation and amortization	2,061	2,014	6,012	6,180
Other restaurant operating expenses	7,027	6,673	22,223	22,313
General and administrative expenses	4,647	3,719	14,419	12,124
Advertising	3,002	3,299	10,822	10,312
Bad debt expense	66	124	333	347
Non-cash compensation	—	31	46	100
Other depreciation and amortization	340	242	908	705
Impairment of long lived assets	165	6,499	361	7,420
Restaurant retirement costs	(355)	4,329	(446)	5,196
Gain on sale of assets	(1,514)	(77)	(1,963)	(789)

Total costs and expenses	52,112	62,729	173,042	178,888

Operating income	6,138	(9,212)	17,277	158
OTHER INCOME (EXPENSE):
Interest income	304	356	1,099	1,388
Interest expense	(737)	(892)	(2,629)	(3,241)

Income (loss) before minority interest, income tax expense (benefit) and cumulative effect of change in accounting principle	5,705	(9,748)	15,747	(1,695)
Minority interest in operations of joint ventures	(8)	66	(99)	28

Income (loss) before income tax expense (benefit) and cumulative effect of change in accounting principle	5,697	(9,682)	15,648	(1,667)
Income tax expense (benefit)	(252)	39	(186)	39

Income (loss) before cumulative effect of change in accounting principle	5,949	(9,721)	15,834	(1,706)
Cumulative effect of change in accounting principle (net of tax)	—	—	(51)	—

Net income (loss)	$5,949	$(9,721)	$15,783	$(1,706)

Comprehensive income (loss)	$5,949	$(9,721)	$15,783	$(1,706)

Basic earnings (loss) per share	$0.49	$(0.79)	$1.31	$(0.14)

Diluted earnings (loss) per share	$0.47	$(0.79)	$1.23	$(0.14)

Weighted average number of common shares outstanding:
Basic	12,045	12,305	12,047	11,895
Diluted	12,785	12,305	12,845	11,895

CHECKERS DRIVE-IN RESTAURANTS, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(UNAUDITED)

	December 29, 2003	December 30, 2002
Current Assets:
Cash and cash equivalents	$13,566	$14,323
Accounts, notes and leases receivable, net	3,182	2,667
Inventory	1,112	1,026
Prepaid rent	1,522	1,507
Deferred income tax assets	3,585	—
Property and equipment held for sale	1,313	1,619
Other current assets	498	802

Total current assets	24,778	21,944

Restricted cash	4,141	3,821
Property and equipment, net	47,270	43,145
Notes receivable, net—less current portion	4,325	3,926
Leases receivable, net—less current portion	5,371	5,810
Intangible assets, net	20,940	44,728
Deferred income tax assets	21,104	—
Other assets	1,506	1,661

	$129,435	$125,035

Current Liabilities:
Current maturities of long-term debt and obligations under capital leases	$3,071	$3,243
Accounts payable	5,110	6,243
Reserves for restaurant relocations and abandoned sites	999	1,446
Accrued wages and benefits	2,166	2,353
Accrued self insurance	1,327	1,751
Accrued liabilities	4,832	5,443

Total current liabilities	17,505	20,479

Long-term debt, less current maturities	19,974	21,684
Obligations under capital leases, less current maturities	4,982	6,057
Long-term reserves for restaurant relocations and abandoned sites	4,602	6,282
Minority interests in joint ventures	—	123
Deferred revenue	4,249	4,900
Accrued self insurance	3,366	4,032
Other long-term liabilities	1,290	949

Total liabilities	55,968	64,506

Stockholders’ Equity:
Preferred stock, $.001 par value, authorized 2,000,000 shares, none issued at December 29, 2003 and December 30, 2002	—	—
Common stock, $.001 par value, authorized 175,000,000 shares, issued 12,541,588 at December 29, 2003 and 12,317,601 at December 30, 2002	12	12
Additional paid-in capital	147,733	145,678
Accumulated deficit	(70,583)	(84,629)

	77,162	61,061
Less: Treasury stock, 500,000 shares at December 29, 2003 and 48,242 shares at December 30, 2002, at cost	(3,695)	(465)
Note receivable—officer	—	(67)

Total stockholders’ equity	73,467	60,529

	$129,435	$125,035

	Restaurants Operating in the System
	For the Quarters Ended
	March 25, 2002	June 17, 2002	Sept. 9, 2002	Dec. 30, 2002	March 24, 2003	June 16, 2003	Sept. 8, 2003	Dec. 29, 2003
Company-operated:
Beginning of quarter	235	255	253	248	248	242	242	242
Openings/transfers in	23	2	—	—	—	—	1	5
Closings/transfers out	(3)	(4)	(5)	—	(6)	—	(1)	(25)

End of quarter	255	253	248	248	242	242	242	222

Franchise:
Beginning of quarter	586	540	541	541	536	536	539	540
Openings/transfers in	—	3	7	3	2	4	2	31
Closings/transfers out	(46)	(2)	(7)	(8)	(2)	(1)	(1)	(9)

End of quarter	540	541	541	536	536	539	540	562

	795	794	789	784	778	781	782	784

CHECKERS DRIVE-IN RESTAURANTS, INC.

AND SUBSIDIARIES

RESTAURANT EBITDA

(Dollars in thousands)

(UNAUDITED)

	Quarter Ended		Year Ended
	Dec. 29, 2003	Dec. 30, 2002	Dec. 29, 2003	Dec. 30, 2002
Net income	$5,949	$(9,721)	$15,783	$(1,706)
Interest expense	737	892	2,629	3,241
Interest income	(304)	(356)	(1,099)	(1,388)
Income tax expense	(252)	39	(186)	39
Restaurant depreciation and amortization	2,061	2,014	6,012	6,180
Other depreciation and amortization	340	242	908	705

EBITDA	8,531	(6,890)	24,047	7,071

LESS: NON-RESTAURANT REVENUES
Franchise royalty revenue	4,529	4,296	15,136	14,583
Franchise fees and other income	774	122	952	400

	5,303	4,418	16,088	14,983

ADD: NON-RESTAURANT EXPENSES
General and administrative	4,647	3,719	14,419	12,124
Advertising	3,002	3,299	10,822	10,312
Bad debt expense	66	124	333	347
Non-cash compensation	—	31	46	100
Impairment of long lived assets	165	6,499	361	7,420
Restaurant retirement costs	(355)	4,329	(446)	5,196
Gain on sale of assets	(1,514)	(77)	(1,963)	(789)
Minority interests in operations of joint ventures	8	(66)	99	(28)
Cumulative effect of a change in accounting principle—net of income tax effect	—	—	51	—

	6,019	17,859	23,722	34,682

RESTAURANT EBITDA	$9,247	$6,551	$31,681	$26,770
RESTAURANT EBITDA AS A PERCENTAGE OF SALES	17.5%	13.3%	18.2%	16.3%